Exhibit 99.1

October 11, 2006

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.
Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Excellent Third Quarter 2006 Results

Fontana, CA.— California Steel Industries, Inc. (“CSI”) today reported third quarter results for the quarter ended September 30, 2006. Net sales for the period were $382.3 million, from shipments of almost 505,000 net tons. Net income for the period is $33.9 million.

CSI shipped 504,647 net tons of steel products, a 10 percent increase over third quarter 2005, and about 4 percent lower than the second quarter of 2006. These higher shipment levels, along with improved sales prices resulted in sales revenues for third quarter 2006 about 33 percent higher than third quarter 2005.

Net income of $33.9 million is higher than third quarter 2005’s net loss of $1.1 million, and consistent with second quarter 2006’s net income of $36.3 million. EBITDA for the quarter was $62.9 million, compared with 2005’s third quarter results of $6.7 million.

Year-to-date, sales revenues total $1,049.4 million, compared with $933.6 million in 2005. Year-to-date net income is $100.5 million versus $30.7 million in 2005. EBITDA is $191.8 million, compared with 2005’s $80.8 million.

“Market conditions in third quarter continued to be strong, particularly in galvanized and pipe products,” said Masakazu Kurushima, President and CEO. “This is again an excellent quarter for California Steel Industries,” he continued.

Sales volumes are as follows (net tons):

	3Q06	3Q05
Hot Rolled	200,635	190,208
Cold Rolled	43,029	52,364
Galvanized	194,657	163,415
ERW Pipe	66,326	52,775

Total	504,647	458,762

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Nine Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
Billed net tons	504,647	458,762	1,520,429	1,334,651
Net sales revenue	$382,296	$287,698	$1,049,387	$933,607
Cost of sales	$318,311	$283,212	$854,034	$858,261
SG&A	$8,191	$5,758	$23,343	$19,662
Operating income (loss)	$55,697	$(1,536)	$171,666	$58,724
Interest expense, net	$746	$2,815	$3,235	$9,127
Income (loss) before tax	$54,860	$(2,798)	$166,756	$51,714
Net income (loss)	$33,919	$(1,065)	$100,537	$30,682
Depreciation	$7,283	$6,650	$21,793	$19,981
Cash Flow Information:
Cash flows provided by (used in):
Operating Activities	$21,902	$(11,935)	$93,840	$87,481
Investing Activities	$(7,000)	$(24,279)	$(15,885)	$5,719
Financing Activities	$(73,309)	$(15,873)	$(79,118)	$(60,480)
EBITDA	$62,889	$6,667	$191,784	$80,822

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

During third quarter 2006, dividends were paid to the shareholders of the company in the amount of $73.3 million. Of this, $33.3 million represents dividends paid against the first semester 2006 earnings of the Company, and $40.0 million represents a special dividend paid.

The balance under the Company’s Revolving Credit Agreement was zero as of September 30, 2006, with availability of over $108.7 million. The Company has a cash balance as of September 30, 2006 of $103.1 million.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled, and galvanized sheet and electric resistant welded pipe. Located in Fontana, California, CSI has about 1,000 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.